Exhibit 99.1

For Immediate Release

July 1, 2005	Investor Contact: Kevin Moon Overstock.com, Inc. +1 (801) 947-3282 kmoon@overstock.com

Media Contact: Lynne Collins Overstock.com, Inc. +1 (831) 241-8616 lynne_collins@comcast.net

OVERSTOCK.COM ACQUIRES SKI WEST, INC.

SALT LAKE CITY, Utah — Overstock.com, Inc. (Nasdaq: OSTK) (www.overstock.com) today announced that it has acquired 100% of the outstanding capital stock of Park City, Utah-based Ski West, Inc. for $25 million in cash.

Launched in 2001, privately-held Ski West is a rapidly growing, profitable on-line travel company whose proprietary technology provides easy consumer access to a large, fragmented, hard-to-find inventory of lodging, vacation, cruise and transportation bargains. The travel offerings are primarily in popular ski areas in the U.S. and Canada, with more recent expansion into the Caribbean and Mexico, as well as cruises. The acquisition enables Overstock.com to offer its customers these hard to find and exclusive travel deals through the Internet, consistent with its core shopping business.

For the time being, Ski West will operate as a subsidiary of Overstock.com, and Overstock.com plans to retain Ski West’s employees.

About Overstock.com

Overstock.com, Inc. is an online “closeout” retailer offering discount, brand-name merchandise for sale over the Internet. The company offers its customers an opportunity to shop for bargains conveniently, while offering its suppliers an alternative inventory liquidation distribution channel. Overstock.com, headquartered in Salt Lake City, is a publicly traded company listed on the NASDAQ National Market System and can be found online at http://www.overstock.com.

Overstock.com is a registered trademark of Overstock.com, Inc. All other trademarks are the property of their respective owners.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, statements regarding the terms of the acquisition, benefits of the acquisition to Overstock.com and its customers, and plans to retain Ski West employees. Our business is subject to the risks identified in our Form 10-K for the year ended December 31, 2004, and all our subsequent filings with the Securities and Exchange Commission, which contain and identify important factors that could cause the actual results to differ materially from those contained in any projections or forward-looking statements.